Exhibit 99.1

For Immediate Release

Kura Sushi USA Announces Fiscal Fourth Quarter and

Fiscal Year 2020 Financial Results

Irvine, CA. November 16, 2020 – Kura Sushi USA, Inc. (“Kura Sushi” or the “Company”) (NASDAQ: KRUS), a technology-enabled Japanese restaurant concept, today provided a COVID-19 business update and reported fiscal fourth quarter and fiscal year 2020 financial results for the period ended August 31, 2020.

COVID-19 Business Update

Due to changes in local guidelines for public activities, the Company began to re-open certain restaurants in late May, and by the end of fiscal fourth quarter, the Company was able to open 23 out of 25 of its restaurants. Out of the 23 restaurants, 11 were largely operating on a takeout only basis due to an indoor dining restriction that the state of California enacted at the beginning of July. To mitigate the loss of in-store sales, the Company implemented several initiatives to supplement its takeout service, including limited outdoor seating in many of its California restaurants and a system-wide roll-out of online ordering and delivery options through Grubhub.

In response to COVID-19, the Company continues to focus on cleaning and sanitizing protocols at its restaurants.  The Company has implemented additional training and operating processes for all of its employees, including increased handwashing procedures, the use of face masks and gloves, and requirement to pass a health screening process, which includes a temperature check, before the start of each shift.

As of August 31, 2020, the Company had cash and cash equivalents of approximately $9 million and no debt. The Company had not drawn down on the revolver with Kura Sushi Japan as of the end of the fiscal fourth quarter.  On September 2, 2020, the Company increased its revolving line of credit to $35 million, and extended the payback period from one year to five years. In November 2020, the Company borrowed $3 million on the revolver.

Fiscal Fourth Quarter 2020 Highlights

➢	Total sales were $5.5 million, a decrease of $13.2 million compared to the fourth quarter of 2019;
➢	Operating loss was $6.8 million, compared to operating income of $1.0 million in the fourth quarter of 2019;
➢	Net loss was $6.8 million, or ($0.82) per diluted share, compared to net income of $0.9 million, or $0.15 per diluted share, in the fourth quarter of 2019;
➢	Restaurant-level operating loss* was $2.3 million, compared to restaurant-level operating profit* of $4.1 million in the fourth quarter of 2019; and
➢	Adjusted EBITDA* was ($5.4) million, compared to $2.0 million in the fourth quarter of 2019.
*

Restaurant-level operating profit (loss) and Adjusted EBITDA are non-GAAP measures and are defined below under “Key Financial Definitions”. Please see the reconciliation of non-GAAP measures accompanying this release.  See also “non-GAAP Financial Measures” below.

Hajime Uba, President and Chief Executive Officer of Kura Sushi, stated, “While most of our restaurant operations were still hampered by varying COVID-19 restrictions during the quarter, especially in Los Angeles county, we were thrilled to see strong demand from our guests when we have been able to offer our complete Kura Experience.  We saw another example of this with our recent new restaurant opening in Fort Lee, NJ, where sales in our dining room is trending at 50-60% of our pre-pandemic average unit volume, in spite of New Jersey’s 25% seating capacity limitation.  With strong pent-up demand and solid financial footing, we are excited about the long-term growth opportunities of our business and will remain prudent as we navigate through this challenging environment.”

Review of Fiscal Fourth Quarter 2020 Financial Results

Total sales were $5.5 million compared to $18.8 million in the fourth quarter of 2019.  Comparable restaurant sales decreased 72.7% for the fourth quarter of 2020.  Food and beverage costs were $1.8 million compared to $6.2 million in the fourth quarter of 2019.  These decreases were primarily due to the temporary restaurant closures as well as various capacity restrictions on our dining room operations.

Labor and related costs were $3.3 million, representing an increase as a percentage of sales to 60.3% from 30.2% in the fourth quarter of 2019. The increase was largely due to the effect of lower sales and minimum staffing needed as we re-open our restaurants.

Occupancy and related expenses were $1.7 million, representing an increase of $0.4 million compared to the fourth quarter of 2019.  This increase was primarily a result of additional lease expense incurred from two new restaurants that were opened earlier this year as well as incremental pre-opening rent expense.

General and administrative costs were $3.1 million, representing an increase of $1.0 million compared to the fourth quarter of 2019. This increase was primarily due to $0.5 million of public company related costs, $0.4 million in employee compensation and $0.1 million in general legal and consulting costs.

Operating loss was $6.8 million, compared to operating income of $1.0 million in fourth quarter of 2019.

Income tax benefit was $5 thousand compared to an expense of $27 thousand in the fourth quarter of 2019.

Net loss was $6.8 million, or ($0.82) per diluted share, compared to net income of $0.9 million, or $0.15 per diluted share, in the fourth quarter of 2019.

Restaurant-level operating loss* was $2.3 million, compared to restaurant-level operating profit* of $4.1 million in the fourth quarter of 2019.

Adjusted EBITDA* was ($5.4) million, compared to $2.0 million in the fourth quarter of 2019.

Review of Full Year 2020 Financial Results

Total sales were $45.2 million compared to $64.2 million in the full year of 2019. Comparable restaurant sales decreased 37.8% for the full year of 2020, primarily driven by temporary restaurant closures as well as various capacity restrictions on our dining room operations.

Operating loss was $16.5 million, compared to operating income of $1.7 million in the full year of 2019.

Net loss was $17.4 million, or ($2.08) per diluted share, compared to net income of $1.5 million, or $0.26 per diluted share in the full year of 2019.

Restaurant-level operating loss* was $0.7 million, compared to restaurant-level operating profit of $12.9 million in the full year of 2019.

Adjusted EBITDA* was ($13.0) million compared to $5.2 million in the full year of 2019.

Restaurant Development

During the fourth quarter of fiscal year 2020, no new restaurants were opened.  The Company opened two new restaurants during fiscal 2020, bringing the total restaurant count to 25 as of August 31, 2020.  Subsequent to the end of the fiscal year, the Company opened three new restaurants in Fort Lee, NJ; Koreatown (Los Angeles), CA; and Washington, DC.

2 | Page

Conference Call

A conference call and webcast to discuss Kura Sushi’s financial results is scheduled for 5:00 p.m. ET today. Hosting the conference call and webcast will be Hajime “Jimmy” Uba, President and Chief Executive Officer; Koji Shinohara, Chief Financial Officer; and Benjamin Porten, Investor Relations Director.

Interested parties may listen to the conference call via telephone by dialing 201-689-8471. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671; the passcode is 13712451. The replay will be available until November 23, 2020.  The webcast will be available at www.kurasushi.com under the investor relations section and will be archived on the site shortly after the call has concluded.

About Kura Sushi USA, Inc.

Kura Sushi USA, Inc. is a technology-enabled Japanese restaurant concept with 28 locations in six states. The Company offers guests a distinctive dining experience built on authentic Japanese cuisine and an engaging revolving sushi service model. Kura Sushi USA, Inc. was established in 2008 as a subsidiary of Kura Sushi, Inc., a Japan-based revolving sushi chain with over 450 restaurants and 35 years of brand history. For more information, please visit www.kurasushi.com.

Key Financial Definitions

EBITDA, a non-GAAP measure, is defined as net income (loss) before interest, income taxes and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, is defined as EBITDA plus stock-based compensation expense, non-cash lease expense, asset disposals, closure costs and restaurant impairments, as well as certain items that the Company believes are not indicative of its core operating results. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales. Effective August 31, 2020, the Company no longer excludes pre-opening costs and cash-based pre-opening lease expense from its computation of Adjusted EBITDA.  Adjusted EBITDA for the three months and fiscal year ended August 31, 2019 has been restated to conform to the current period computation methodology.

Restaurant-level Operating Profit (Loss), a non-GAAP measure, is defined as operating income (loss) plus depreciation and amortization; stock-based compensation expense; pre-opening costs and general administrative expenses which are considered normal, recurring, cash operating expenses and are essential to supporting the development and operations of our restaurants; non-cash lease expense; asset disposals, closure costs and restaurant impairments; less corporate-level stock-based compensation expense recognized within general and administrative expenses. Restaurant-level Operating Profit margin is defined as restaurant-level operating profit (loss) divided by sales.  Effective August 31, 2020, the cash portion of pre-opening lease expense is included in pre-opening costs and the non-cash portion of pre-opening lease expense is included in non-cash lease expense in the computation of restaurant-level operating profit (loss).  Restaurant-level operating profit (loss) for the three months and fiscal year ended August 31, 2019 has been restated to conform to the current period computation methodology and had no impact to the total restaurant-level operating profit amount of $4.055 million and $12.945 million, respectively.

Average Unit Volumes (“AUVs”) consist of the average annual sales of all restaurants that have been open for 18 months or longer at the end of the fiscal year presented.  AUVs are calculated by dividing (x) annual sales for the fiscal year presented for all such restaurants by (y) the total number of restaurants in that base. The Company makes fractional adjustments to sales for restaurants that were not open for the entire fiscal year presented (e.g., a restaurant is closed for renovation) to annualize sales for such period of time.  The Company did not make any adjustments for the temporary restaurant closures due to COVID-19 during three months and fiscal year ended August 31, 2020.

3 | Page

Comparable Restaurant Sales Growth refers to the change in year-over-year sales for the comparable restaurant base.  The Company include restaurants in the comparable restaurant base that have been in operation for at least 18 months prior to the start of the accounting period presented, including those temporarily closed for renovations during the year. For restaurants that were temporarily closed for renovations during the year, the Company makes fractional adjustments to sales such that sales are annualized in the associated period.  Growth in comparable restaurant sales represents the percent change in sales from the same period in the prior year for the comparable restaurant base.   The Company did not make any adjustments for the temporary restaurant closures due to COVID-19 during three months and fiscal year ended August 31, 2020.

Non-GAAP Financial Measures

To supplement the condensed financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”), certain financial measures, such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, restaurant-level operating profit (loss) and restaurant-level operating profit margin (“Non-GAAP measures”) are not recognized under GAAP. These Non-GAAP measures are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. The Company is presenting these Non-GAAP measures because the Company believes that they provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and operating results. However, these measures may not provide a complete understanding of the operating results of the Company as a whole and such measures should be reviewed in conjunction with our GAAP financial results. Additionally, the Company presents restaurant-level operating profit because it excludes the impact of general and administrative expenses which are not incurred at the restaurant-level. The Company also uses restaurant-level operating profit to measure operating performance and returns from opening new restaurants.

The Company believes that the use of these Non-GAAP measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that restaurant-level operating profit and restaurant-level operating profit margin are financial measures which are not indicative of overall results for the Company, and restaurant-level operating profit and restaurant-level operating profit margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. In addition, you should be aware when evaluating these Non-GAAP measures that in the future the Company may incur expenses similar to those excluded when calculating these measures. The Company’s presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of these Non-GAAP measures may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate these Non-GAAP measures in the same fashion. Because of these limitations, these Non-GAAP measures should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on our GAAP results and using these Non-GAAP measures on a supplemental basis.

4 | Page

Forward-Looking Statements

Except for historical information contained herein, the statements in this press release or otherwise made by our management in connection with the subject matter of this press release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors. This press release includes forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “target,” “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “continue,” “predict,” “potential,” “plan,” “anticipate” or the negative of these terms, and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include but are not limited to: risks related to the COVID-19 outbreak; our ability to successfully maintain increases in our comparable restaurant sales; our ability to successfully execute our growth strategy and open new restaurants that are profitable; our ability to expand in existing and new markets; our projected growth in the number of our restaurants; macroeconomic conditions and other economic factors; our ability to compete with many other restaurants; our reliance on vendors, suppliers and distributors, including our parent company Kura Sushi, Inc.; concerns regarding food safety and foodborne illness; changes in consumer preferences and the level of acceptance of our restaurant concept in new markets; minimum wage increases and mandated employee benefits that could cause a significant increase in our labor costs; the failure of our automated equipment or information technology systems or the breach of our network security; the loss of key members of our management team; the impact of governmental laws and regulations; volatility in the price of our common stock; and other risks and uncertainties as described in our filings with the Securities and Exchange Commission (“SEC”). These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s other filings with the SEC. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements, except as may be required by applicable law.

### #### ###

Investor Relations Contact:

Fitzhugh Taylor or Steven Boediarto

(657) 333-4010

investor@kurausa.com

5 | Page

Kura Sushi USA, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts; unaudited)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2020	2019	2020	2019
Sales	$5,528	$18,753	$45,168	$64,245
Restaurant operating costs:
Food and beverage costs	1,841	6,168	14,709	21,048
Labor and related costs	3,333	5,656	18,669	19,942
Occupancy and related expenses	1,694	1,301	6,359	4,593
Depreciation and amortization expenses	862	598	2,980	2,055
Other costs	1,484	1,986	6,705	7,088
Total restaurant operating costs	9,214	15,709	49,422	54,726
General and administrative expenses	3,070	2,049	12,064	7,748
Depreciation and amortization expenses	83	30	180	110
Total operating expenses	12,367	17,788	61,666	62,584
Operating income (loss)	(6,839)	965	(16,498)	1,661
Other expense (income):
Interest expense	33	62	136	188
Interest income	(18)	(40)	(450)	(51)
Income (loss) before income taxes	(6,854)	943	(16,184)	1,524
Income tax expense (benefit)	(5)	27	1,174	68
Net income (loss)	$(6,849)	$916	$(17,358)	$1,456
Net income (loss) per Class A and Class B common share
Basic	$(0.82)	$0.15	$(2.08)	$0.28
Diluted	$(0.82)	$0.15	$(2.08)	$0.26
Weighted average Class A and Class B shares outstanding
Basic	8,342	6,124	8,338	5,283
Diluted	8,342	6,277	8,338	5,512

6 | Page

Kura Sushi USA, Inc

Selected Balance Sheet Data and Selected Operating Data

(in thousands; except restaurants and percentages; unaudited)

	August 31, 2020	August 31, 2019
Selected Balance Sheet Data:
Cash and cash equivalents	$9,259	$38,044
Total assets(1)	$118,379	$76,410
Total liabilities(1)	$72,666	$14,229
Total stockholders’ equity	$45,713	$62,181

(1)

In fiscal first quarter 2020, the Company adopted Accounting Standards Codification 842, “Leases”, resulting in the recognition of operating lease right-of-use assets of $36 million and operating lease liabilities of $39 million in the condensed balance sheet.

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2020	2019	2020	2019
Selected Operating Data:
Restaurants at the end of period	25	23	25	23
Average unit volumes	N/A	N/A	1,942	3,498
Comparable restaurant sales growth	(72.7)%	9.4%	(37.8)%	6.2%
EBITDA	$(5,894)	$1,593	$(13,338)	$3,826
Adjusted EBITDA	$(5,408)	$1,973	$(12,995)	$5,195
Adjusted EBITDA margin	(97.8)%	10.5%	(28.8)%	8.1%
Operating income (loss)	$(6,839)	$965	$(16,498)	$1,661
Operating profit margin	(123.7)%	5.1%	(36.5)%	2.6%
Restaurant-level operating profit (loss)	$(2,299)	$4,055	$(733)	$12,945
Restaurant-level operating profit margin	(41.6)%	21.6%	(1.6)%	20.1%

7 | Page

Kura Sushi USA, Inc

Reconciliation of GAAP Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands; unaudited)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2020	2019(1)	2020	2019(1)
Net income (loss)	$(6,849)	$916	$(17,358)	$1,456
Interest (income) expense, net	15	22	(314)	137
Taxes	(5)	27	1,174	68
Depreciation and amortization	945	628	3,160	2,165
EBITDA	(5,894)	1,593	(13,338)	3,826
Stock-based compensation expense(2)	280	114	860	590
Non-cash lease expense(4)	376	191	1,233	704
Employee retention credit(5)	(170)	—	(1,750)	—
Other(6)	—	75	—	75
Adjusted EBITDA	$(5,408)	$1,973	$(12,995)	$5,195

Kura Sushi USA, Inc

Reconciliation of GAAP Operating Income (Loss) to Restaurant-level Operating Profit (Loss)

(in thousands; unaudited)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2020	2019(1)	2020	2019(1)
Operating income (loss)	$(6,839)	$965	$(16,498)	$1,661
Depreciation and amortization	945	628	3,160	2,165
Stock-based compensation expense(2)	280	114	860	590
Pre-opening costs(3)	292	204	972	587
Non-cash lease expense(4)	376	191	1,233	704
Employee retention credit(5)	(170)	—	(1,750)	—
General and administrative expenses	3,070	2,049	12,064	7,748
Corporate-level stock-based compensation included in General and administrative expenses	(253)	(96)	(774)	(510)
Restaurant-level operating profit (loss)	$(2,299)	$4,055	$(733)	$12,945

(1)

Effective August 31, 2020, the Company no longer excludes pre-opening costs and cash-based pre-opening lease expense from its computation of Adjusted EBITDA.  The non-cash portion of pre-opening lease expense is included in non-cash lease expense in the computation of Adjusted EBITDA.  Adjusted EBITDA for the three months and fiscal year ended August 31, 2019 has been restated to conform to the current period computation methodology. The cash portion of pre-opening lease expense is included in pre-opening costs and the non-cash portion of pre-opening lease expense is included in non-cash lease expense in the computation of restaurant-level operating profit (loss).  Restaurant-level operating profit (loss) for the three months and fiscal year ended August 31, 2019 has been restated to conform to the current period computation methodology and there was no impact to the total amounts of $4.055 million and $12.945 million, respectively.

(2)

Stock-based compensation expense includes non-cash stock-based compensation, which is comprised of restaurant-level stock-based compensation included in other costs in the statements of operations and of corporate-level stock-based compensation included in general and administrative expenses in the statements of operations.

8 | Page

(3)

Pre-opening costs consist of labor costs and travel expenses for new employees and trainers during the training period, recruitment fees, legal fees, cash-based lease expenses incurred between the date of possession and opening day of our restaurants, and other related pre-opening costs.

(4)	Non-cash lease expense includes lease expense from the date of possession of our restaurants that did not require cash outlay in the respective periods.
(5)	Refundable credit against certain employment taxes as permitted under the CARES Act.
(6)	Other adjustments include a $75 thousand expense related to a legal settlement.